Exhibit 5.1

August 8, 2018

GrafTech International Ltd.

982 Keynote Circle

Brooklyn Heights, Ohio 44131

Ladies and Gentlemen:

We have acted as special counsel to GrafTech International Ltd., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement of the Company on Form S-1 filed by the Company with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof (the “Rule 462(b) Registration Statement”).  The Rule 462(b) Registration Statement relates to the registration of the sale by BCP IV GrafTech Holdings LP (the “Selling Stockholder”), a Delaware limited partnership, of specified shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company, including the additional shares of the Common Stock that may be sold by the Selling Stockholder upon the exercise of the option of the underwriters (the “Underwriters”) to purchase additional shares of Common Stock pursuant to the underwriting agreement between the Company, the Underwriters and the Selling Stockholder (collectively, the “Shares”).  In this connection, you have requested our opinions as to certain matters arising under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

For the purpose of rendering our opinions as expressed herein, we have been furnished and have reviewed the following documents:

(i)            the Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on April 26, 2010, as amended by the Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State on November 29, 2010, the Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State on November 29, 2010, the Certificate of Designations of the Series B Convertible Preferred Stock of the Company, as filed with the Secretary of State on August 11, 2015, the Certificate of Designations of the Series A Convertible Preferred Stock of the Company, as filed with the Secretary of State on August 11, 2015, the Certificate of Merger, as filed with the Secretary of State on August 17, 2015, the Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State on August 18, 2015, and the Certificate of Change of Registered Agent and of Registered Office, as filed with the Secretary of State on August 12, 2016, and the Amended and Restated Certificate of Incorporation of the Company as filed with the Secretary of State on April 12, 2018 (the “Restated Certificate”);

(ii)           the bylaws of the Company;

(iii)          the Certificate of Incorporation of Athena Acquisition Subsidiary, Inc. (“Acquisition Subsidiary”), as filed with the Secretary of State on May 7, 2015;

(iv)          the bylaws of Acquisition Subsidiary;

(v)           the Agreement and Plan of Merger, dated as of May 17, 2015 (the “Merger Agreement”), by and among the Selling Stockholder, Acquisition Subsidiary, and the Company;

(vi)          the Rule 462(b) Registration Statement and the related registration statement on Form S-1 filed on August 6, 2018;

(vii)         a certificate of an officer of the Company (including the resolutions of the board of directors of the Company, the resolutions of the board of directors and of the sole stockholder of Acquisition Subsidiary and the other documents and materials attached thereto and certified therein), dated on or about the date hereof, as to certain matters (the “Officer’s Certificate”); and

(viii)        a certificate of the Secretary of State, dated on or about the date hereof, as to the good standing of the Company.

With respect to the foregoing documents, we have assumed:  (a) the genuineness of all signatures, and the incumbency, authority, legal right and power and legal capacity under all applicable laws and regulations of each of the officers and other persons and entities signing or whose signatures appear upon each of said documents as or on behalf of the parties thereto; (b) the authenticity of all documents submitted to us as originals; (c) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic, electronic or other copies; and (d) that the foregoing documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect material to our opinions as expressed herein.  We have reviewed such documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.  We have assumed and have not verified the accuracy as to the factual matters of the documents we have reviewed, including the factual matters set forth in the Officer’s Certificate.  Our knowledge of the Company and its legal and other affairs is limited by the scope of our engagement, which scope includes the delivery of this opinion letter. We do not represent the Company with respect to all legal matters or issues.  The Company employs other independent counsel and, to our knowledge, handles certain legal matters and issues without the assistance of independent counsel.

Based upon and subject to the foregoing and upon our review of such matters of law as we have deemed necessary and appropriate to render our opinions as expressed herein, and subject to the assumptions, exceptions, limitations and qualifications set forth herein, it is our opinion that the Shares have been duly authorized for issuance by the Company and are validly issued, fully paid and non-assessable shares of Common Stock under the General Corporation Law.

The foregoing opinions are subject to the following exceptions, limitations and qualifications: We are admitted to practice law in the State of Delaware and do not hold ourselves out as being experts on the law of any other jurisdiction.  The foregoing opinions are limited to the General Corporation Law as currently in effect, and we have not considered and express no opinion on the effect of any other laws or the laws of any other state or jurisdiction, including state or federal laws relating to securities or other federal laws, or the rules and regulations of stock exchanges or of any other regulatory body.

We consent to your filing this opinion as an exhibit to the Rule 462(b) Registration Statement and to reference our firm in the Rule 462(b) Registration Statement or related prospectus under the heading “Legal Matters.”  In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

JMZ/RBG/TDA